29/th/ August 2002
The Directors
Hewitt Bacon & Woodrow Limited
Renaissance House
32 Upper High Street
Epsom
Surrey
KT17 4QJ


Dear Sirs,

We refer to the letter ("the Letter") dated 5th June 2002 from Barclays Bank Plc ("the Bank") setting out the terms and conditions of an aggregate term facility ("the Facility") to Hewitt Bacon & Woodrow Limited ("the Borrower").

We are pleased to vary the terms and conditions of the Letter as follows:-

1) The amount of (pound)11,000,000 (Eleven Million Pounds Sterling) referred to in the first paragraph is amended to (pound)17,000,000 (Seventeen Million Pounds Sterling)

2) In clause 1.1 the amount is amended to (pound)17,000,000 (Seventeen Million Pounds Sterling)

3) In clause 2.2 the "Expiry Date" is amended to 30th November 2002

All other terms and conditions will remain unchanged.

Acceptance of the amended terms and conditions shall be signified by the Borrower returning to the Bank within one month, the enclosed duplicate of this letter duly signed on the Borrower's behalf as evidence of acceptance of the amended terms and conditions;

An additional fee of (pound)2,500 (Two Thousand Five Hundred Pounds Sterling) will be taken on acceptance of this letter.

Your faithfully

For and on behalf of
BARCLAYS BANK PLC


/s/David Berragan
---------------------
David Berragan
Relationship Director

Accepted on the terms and conditions stated herein,

For and on behalf of
Hewitt Bacon & Woodrow Limited

/s/ John C. Oliver            September 4, 2002
------------------            -----------------
  John C. Oliver                    Date


/s/ Andrew H. Yeomans         September 4, 2002
---------------------         -----------------
  Andrew H. Yeomans                 Date


The Directors
Hewitt Bacon & Woodrow Limited
Renaissance House
32 Upper High Street
Epsom, Surrey
KT17 4QJ

                                                                    05 June 2002
                                                                    ------------

Dear Sirs

Barclays Bank PLC (the "Bank") is pleased to offer to provide in aggregate term facilities of up to (pound)11,000,000 (Eleven million pounds sterling) to Hewitt Brown & Woodrow Limited (the "Borrower") subject to the terms and conditions set out below. Capitalised words used below shall have the meanings given to them in clause 12 and elsewhere in this Facility Letter.

The Schedules attached hereto form part of the terms and conditions of this Facility Letter.

Subject to satisfaction of the conditions set out in clause 13 below, the Facility will be available for utilisation by the Borrower, subject to the following terms and conditions:

1.   Options Available Within and Utilisation of the Facility

1.1 The Facility may be utilised by way of the following options and in accordance with the provisions of the Schedules related thereto:

     Sterling Money Market Loan (the "Sterling MML") (see Schedule A) and/or Sterling Overdraft (see Schedule B) and/or
     Barclays Managed Rate Facility (the "BMRF") (see Schedule C).

     Within the Facility the aggregate of the liabilities due, owing or incurred thereunder shall not at any time exceed (pound)11,000,000 (Eleven million pounds sterling).

1.2 The Borrower shall not consider the Bank to be under any obligation to lend funds under the Facility. Any drawing agreed thereunder shall be at the sole discretion of the Bank.

2.   Availability

2.1 All money owing under the Facility is repayable upon written demand by the Bank and/or any undrawn portion of the Facility may be cancelled by the Bank at any time. Following demand and/or cancellation, no further utilisation may be made under the Facility.

2.2 In the absence of demand or cancellation by the Bank, the Facility is available for utilisation until 30 August 2002 (the "Expiry Date"). However, the Bank will be pleased to discuss the Borrower's future requirements shortly before the Expiry Date.

3.   Security and Guarantee

3.1 All indebtedness owing by the Borrower to the Bank will be guaranteed by Hewitt Associates Inc (the "Guarantor") in the form required by the Bank and the Borrower will procure that such guarantee will be supported by all security which is now or subsequently held by the Bank to secure all indebtedness for the time being owing by the Guarantor to the Bank (if any).

4.   Cancellation

     Any undrawn part of the Facility may be cancelled by the Borrower in minimum amounts of (pound)500,000 and multiples of (pound)500,000 subject to the Borrower:

     (a) giving the Bank not less than seven Business Days' notice in writing (such notice, once given, shall be irrevocable)


     The non-utilisation fee will then cease to accrue on such cancelled amounts. Amounts which are cancelled will no longer be available for utilisation.

5.   Change of Circumstances

5.1  In the event of:

     (a) any change in applicable law, regulation or practice resulting in the Bank being subjected to any new or additional tax, levy, duty, charge, penalty, deduction or withholding of any nature (other than tax on the Bank's overall net profits and gains), or

     (b) any existing requirements of any central bank, governmental, fiscal, monetary, regulatory or other authority in any applicable jurisdiction affecting the conduct of the Bank's business being changed or any new requirements being imposed (whether or not having the force of law) including, without limitation, any resulting from the introduction or operation of the euro and a request or requirement which affects the manner in which the Bank allocates capital resources to its commitments, including its obligations under this Facility Letter, and the result is in the sole opinion of the Bank (directly or indirectly) to increase the cost to the Bank of funding, making available or maintaining the Facility or to reduce the amount of any payment received or receivable by the Bank or to reduce the effective return to the Bank, then the Borrower shall pay to the Bank on demand such sum as may be certified in writing by the Bank to the Borrower as necessary to compensate the Bank for such increased cost or such reduction.

5.2 The Borrower may, at any time within six weeks after the date of certification from the Bank under clause 5.1, prepay all amounts outstanding under the Facility without penalty, by giving not less than five Business Days' irrevocable notice to the Bank to that effect specifying the prepayment date. The Borrower shall be obliged to prepay to the Bank all amounts outstanding under the Facility on such date, together with all interest accrued to the date of actual payment and all other sums due to the Bank hereunder. Unless prepayment is made within such period of six weeks, an amount equal to such increased cost or such reduction will be payable by the Borrower under the preceding sub-clause from the date of such certification.

5.3 Reference to the cost of funds/sterling deposits and to the London Interbank Market shall, if such cost ceases to be market practice/ordinarily used by the Bank for the purpose of calculating interest on facilities of this kind or such market no longer exists in comparable form, be construed as meaning the appropriate alternative cost or source of funds as the case may be, as determined by the Bank.

6.   Fee

6.1 An arrangement fee of (pound)15,000 will be payable by the Borrower to the Bank on acceptance of this offer.

6.2 The fee referred to in clause 6.1 is exclusive of any VAT which might be chargeable in connection with that fee. If any VAT is so chargeable, it shall be paid by the Borrower to the Bank at the same time as it pays the relevant fee.

7.   Legal, Valuation and other Expenses

     Any legal and valuation fees and expenses (including documentation fees) (including any applicable VAT) and other out of pocket expenses (including any applicable VAT) incurred by the Bank in connection with the preparation, execution and implementation of this Facility Letter (and the documents referred to herein) and the enforcement and preservation by the Bank of its rights under this Facility Letter or such documents will be reimbursed by the Borrower on demand by the Bank on a full indemnity basis (whether or not the Facility is drawn down) and may be debited to the Borrower's account with the Bank without further authority from the Borrower.

8.   Information

     The Borrower undertakes to provide to the Bank:

     (a) copies of the audited accounts (including trading and profit and loss account and balance sheet) of the Borrower and the audited consolidated accounts of the Borrower and its Subsidiaries as soon as they are available and not later than 180 days from the end of each accounting reference period together with unaudited interim financial statements of the Borrower and the unaudited consolidated interim financial statements of the Borrower and its Subsidiaries as soon as they are available after the end of each half year;

     (b) copies of any circular issued to shareholders or holders of loan capital;

     (c) copies of the Borrower's monthly profit and loss accounts and the quarterly balance sheet within 30 days of their preparation;

     (d) copies of the Guarantor's six monthly profit and loss accounts and balance sheet as soon as these are published; and

     (e) any other information which the Bank may reasonably request from time to time.

9.   Payments

9.1 All payments by the Borrower, whether of principal, interest or otherwise, shall be made to the Bank (or such other bank as the Bank may specify from time to time) for value on the due date by such times and in such funds as the Bank may specify as being customary at the time for settlement of transactions in the relevant currency in the place for payment, without set-off or counterclaim and free of any deduction or withholding for or on account of tax unless the Borrower is compelled by law to make such a payment subject to the deduction or withholding of tax.

9.2 If the Borrower is compelled by law to make any such deduction or withholding, or the Bank is compelled by law to make any payment in respect of tax (other than tax on overall net income), in each case from or in respect of any amount payable or paid by the Borrower hereunder, the Borrower will pay to the Bank such additional amount as is required to ensure that the Bank receives and retains (free from any liability in respect of any such deduction or withholding) a net amount equal to the full amount which it would have received if no such deduction, withholding or payment had been made.

9.3 All taxes required by law to be deducted or withheld by the Borrower from any amounts payable or paid hereunder shall be paid by the Borrower to the appropriate authority within the time allowed for such payment under applicable law and the Borrower shall, within 30 days of the payment being made, deliver to the Bank evidence reasonably satisfactory to the Bank (including all relevant tax receipts) that the payment has been duly remitted to the appropriate authority.

9.4 The Bank shall be entitled to adjust the dates for the making of payments under the Facility, and the duration of interest periods, where in the Bank's opinion it is necessary to do so in order to comply with the practice from time to time prevailing in the London Interbank Market or any other financial market relevant for the purposes of the Facility.

10.  Interest on an Overdue Amount

10.1 Any money payable under this Facility Letter which is not paid when due by the Borrower shall bear interest on a daily basis from the due date to the date of actual payment. Such interest shall be calculated by reference to successive default interest periods of such duration as the Bank may from time to time select, except that the first such period relating to any overdue amount in respect of the Sterling MML shall be such as to mature at the end of the interest period current at the time when such amount became due.

10.2 Interest shall be charged at the rate per annum determined by the Bank to be equal to 1% above the rate which would otherwise have been applicable to such overdue amount under the provisions of the relevant Schedule if such amount had been non-overdue principal. Interest so accrued shall be due on demand or (in the absence of demand) on the last day of the default interest period in which it accrued and, if unpaid, shall be compounded on the last day of that and each successive interest period. Interest shall be charged and compounded on this basis both before and after any judgement obtained under this Facility Letter.

11.  Miscellaneous

11.1 All notifications or determinations given or made by the Bank under this Facility Letter shall be conclusive and binding on the Borrower, except in any case of manifest error.

11.2 The Borrower may not assign or transfer any of its rights or obligations under or in respect of this Facility Letter.

11.3 The Borrower shall indemnify the Bank on demand (without prejudice to the Bank's other rights) for any expense, loss or liability incurred by the Bank in consequence of (i) any failure by the Borrower to borrow in accordance with a notice of drawing given by it to the Bank, or (ii) any default or delay by the Borrower in the payment of any amount when due under this Facility Letter, or (iii) all or part of the Facility being prepaid or repaid for any reason otherwise than on the maturity of the then current interest period including, without limitation, any loss (including loss of margin), expense or liability sustained or incurred by the Bank in any such event in liquidating or re-deploying funds acquired or committed to fund, make available or maintain the Facility (or any part of it).

11.4 Any sum of money at any time standing to the credit of the Borrower with the Bank in any currency upon any account or otherwise may be applied by the Bank, at any time (without notice to the Borrower), in or towards the payment or discharge of any indebtedness now or subsequently owing to the Bank by the

     Borrower and the Bank may use any such money to purchase any currency or currencies required to effect such application.

11.5 If, for any reason, any amount payable under this Facility Letter is paid or is recovered in a currency (the "other currency") other than that in which it is required to be paid (the "contractual currency"), then, to the extent that the payment to the Bank (when converted at the then applicable rate of exchange) falls short of the amount unpaid under this Facility Letter, the Borrower shall, as a separate and independent obligation, fully indemnify the Bank on demand against the amount of the shortfall. For the purposes of this clause the expression "rate of exchange" means the rate at which the Bank is able as soon as practicable after receipt to purchase the contractual currency in London with the other currency.

11.6 If the UK moves to the third stage of EMU, the Bank shall be entitled to make such changes to this Facility Letter as it reasonably considers are necessary to reflect the changeover to the euro (including, without limitation, the rounding (up or down) of fixed monetary amounts to convenient fixed amounts in the euro and amending any provisions to reflect the market conventions for a facility of the kind contemplated in this Facility Letter).

11.7 A person who is not a party to this Facility Letter has no right under the Contracts (Right of Third Parties) Act 1999 to enforce or to enjoy the benefits of this Facility Letter.

12.  Interpretation

12.1 In this Facility Letter, unless the context otherwise requires:

     "Business Day" means a day on which the relevant London financial markets and the Bank are ordinarily open to effect transactions of the kind contemplated in this Facility Letter and, if payment is to be made in euros, on which such payment system as the Bank chooses is operating for the transfer of funds for same day value;

     "EMU" means Economic and Monetary Union as contemplated in the Treaty establishing the European Community, as amended from time to time;

     "euro" and "(euro)" means the single currency of the participating Member States adopted under Council Regulation (EC) No 974/98;

     "Facility" means the facility made available under this Facility Letter (as reduced from time to time in accordance with its provisions);

     "Guarantor" includes any third party which has created a mortgage or other security for all or part of the indebtedness owing by the Borrower to the Bank;

     "indebtedness" includes any obligation for the payment or repayment of money, whether actual or contingent, present or future, secured or unsecured, and whether incurred as principal or surety or otherwise;

     "month" means a period starting on one day in a calendar month and ending on the corresponding day in the next calendar month or, if that is not a Business Day, on the next Business Day unless that falls in another calendar month in which case it shall end on the preceding Business Day, save that where a period starts on the last Business Day in a month or there is no corresponding day in the month in which the period ends, that period shall end on the last Business Day in the later month;

     "Sterling" and "(pound)" means the lawful currency for the time being of the UK;

     "Subsidiary" means a subsidiary undertaking of the Borrower within the meaning of Section 258 of the Companies Act 1985;

     "UK" means the United Kingdom of Great Britain and Northern Ireland;

     "UK Subsidiary" means any Subsidiary of the Borrower which is incorporated in the UK;

     "VAT" means value added tax or any similar tax substituted for it from time to time.

12.2 References to any statutory provision includes any amended or re-enacted version of such provision with effect from the date on which it comes into force.

12.3 Save where the context otherwise requires, any expression in this Facility Letter importing the singular shall include the plural and vice versa.

12.4 References to a time of the day are references to the time in London.

13.  Conditions Precedent

     The Facility will become available to the Borrower for drawing only upon receipt by the Bank of the following in form and substance satisfactory to the Bank:

     (a)  this Facility Letter accepted as required under clause 16 below;

     (b)  a certified true copy of a resolution of the Borrower's Board of
          Directors:

          (i) accepting the Facility and this offer on the terms and conditions stated within this Facility Letter;

          (ii) authorising a specified person, or persons, to countersign and return to the Bank the enclosed duplicate of this Facility Letter;

          (iii) authorising the Bank to accept instructions and confirmations in connection with the Facility signed in accordance with the Bank's signing mandate current from time to time, and to accept instructions in connection with drawings under the Sterling MML and the BMRF, by telephone from any person specifically authorised to give such telephone instructions; and

          (iv) containing confirmed specimens of the signatures of those officers referred to in (ii) and (iii) above, if not already known to the Bank;

     (c) the guarantee referred to in clause 3 above duly executed by the guarantor specified in such clause together with such other documents relating thereto as the Bank may require; and

     (d) the telex number to which any notices from the Bank are to be sent under the BMRF.

14.  Governing Law

14.1 This Facility Letter shall be governed by and construed in accordance with English law.

15.  Notices

     Every notice, request or other communication shall:

     (a) be in writing delivered personally or by prepaid first class letter or facsimile transmission;

     (b) be deemed to have been received by the Borrower, in the case of a letter when delivered personally or 48 hours after it has been sent by first class post or, in the case of facsimile transmission, at the time of transmission with a facsimile transmission report or other appropriate evidence (provided that if the date of transmission is not a Business Day it shall be deemed to have been received at the opening of business on the next Business Day); and

     (c) be sent (i) to the Borrower at the address stated at the beginning of this Facility Letter and (ii) to the Bank at the address stated at the beginning of this Facility Letter, or to such other address in England as may be notified in writing by the relevant party to the other.

     All communications by the Borrower shall be effective only on actual receipt by the Bank.

16.  Acceptance

     If the Borrower wishes to accept this offer, this Facility Letter and the enclosed duplicate should be signed below by an authorised officer on its behalf and the signed duplicate returned to the Bank. This offer will remain available until 30th June 2002, after which it will lapse if not accepted.

Yours faithfully
for and on behalf of
BARCLAYS BANK PLC


David Berragan
Relationship Director

Accepted on the terms and conditions stated herein,

For and on behalf of
Hewitt Bacon & Woodrow Limited

/s/ Peter J. Morgan
-------------------
    Peter J. Morgan


June 5, 2002

                                   SCHEDULE A
                                   ----------

Sterling MML
------------

The Sterling MML may be drawn in one or more amounts, each drawing to be a minimum amount of (pound)250,000 and multiples of (pound)1,000 thereafter for periods of up to 6 months at the Borrower's option (each an "Interest Period") but no drawing shall be made for an Interest Period with a maturity date of more than three months beyond the Expiry Date.

When wishing to draw under the Sterling MML, the Borrower should telephone the Bank's dealers on 020 7621 438 by 11.30 a.m. on the Business Day on which funds are required stating the amount of the drawing, the Interest Period selected and giving instructions for payment of the funds. Such instructions should be confirmed in writing to the Bank at the earliest opportunity.

Interest on each drawing will consist of the aggregate of:

(i)    the Bank's margin which will be a rate of 0.875% per annum,

(ii) the rate per cent per annum at which sterling deposits are offered by the Bank in the London Interbank Market for delivery on the first day of an Interest Period in an amount equal or substantially similar to the amount being drawn down for a period equal or similar to such Interest Period, and

(iii) any mandatory costs to compensate the Bank for the cost resulting from the imposition from time to time under the Bank of England Act 1998 and/or by the Bank of England and/or the Financial Services Authority (the "FSA") (or other United Kingdom governmental authorities or agencies) of a requirement to place non-interest bearing cash ratio deposits or Special Deposits (whether interest bearing or not) with the Bank of England and/or pay fees to the FSA calculated by reference to liabilities used to fund the sum.

Interest will be payable without deduction at the maturity of each drawing, and calculated on the basis of actual days elapsed over a 365 day year (or on such other day count basis as the Bank considers is consistent with the then applicable market practice for facilities of this kind).

Each drawing, together with interest thereon, will be repaid by 12.00 noon on its Interest Period maturity date in accordance with the provisions of clause 9 of this Facility Letter.

                                   SCHEDULE B
                                   ----------

Sterling Overdraft
------------------

The Sterling Overdraft will be available on the Borrower's current account at the Bank's branch at 54 Lombard Street, London (the "Branch") with interest charged at a rate of 1.0% per annum over the Bank's Base Rate current from time to time. Interest together with other charges will be debited to the Borrower's current account at the Branch quarterly in arrears in March, June, September and December each year or at such other times as may be determined by the Bank, and such interest will be calculated on the basis of actual days elapsed over a 365 day year (or on such other day count basis as the Bank considers is consistent with the then applicable market practice for facilities of this kind).

                                   SCHEDULE C
                                   ----------

BMRF
----

The BMRF will be available for drawing subject to the following terms and conditions:

(a)  Drawing

     (i) The BMRF may be drawn in one or more amounts of a minimum amount of (pound)250,000 and multiples of (pound)1,000 for minimum periods of three Business Days;

     (ii) when wishing to draw under the BMRF the Borrower should telephone the Bank's dealers on 0171-696 2496 by no later than 11:30am on the day on which funds are required stating the amount of the drawing. The amount of the drawing will be credited to the Borrower's current account at the Branch.

     (iii) A drawing may not be requested on a day upon which a repayment is to be made in accordance with sub-clause (c) below.

(b)  Interest

     (i) Interest will be charged at the aggregate of the Barclays Managed Rate (the "BMR") and 0.275% per annum] and will be calculated on the basis of actual days elapsed over a 365 day year (or on such other day count basis as the Bank considers is consistent with the then applicable market practice for facilities of this kind) up to and including the 15th of each month except that where the next following day is not a Business Day interest will be calculated up to and including the day falling immediately prior to the next following Business Day. Interest will be debited to the Borrower's current account at the Branch on the Business Day falling immediately after the 15th of each month;

     (ii) the BMR current at the time of the inception of this BMRF and any subsequent changes thereto will be advised to the Borrower by either telex or telephone. In the event of a change in the BMR interest will be applied at the new rate to balances outstanding at the close of business on the day following the day on which either the telex is sent or the telephone call is made except that where there is an announcement of a change in the Bank's Base Rate which is effective on that same day and the Bank has sent to the Borrower a telex advice or made a telephone call by 11.00am of a change in the BMR, the new interest rate may be applied to balances outstanding at the close of business on that day.

(c)  Repayment

     (i) Each drawing under the BMRF must remain outstanding for a minimum period of three Business Days and may not be repaid, except as provided for in the Bank's Undertaking detailed below, until such period has expired. Thereafter drawings will be consolidated and may be repaid in whole or in part in minimum amounts of (pound)250,000. In the event that the BMRF is repaid in part the residual balance shall not be less than (pound)250,000;

     (ii) when wishing to make a repayment under the BMRF the Borrower should telephone the Bank on 0171-696 2496 by no later than 11.30a.m. noon on the day of repayment stating the amount to be repaid. The amount to be repaid will be debited to the Borrower's account at the Branch.

     (iii) A repayment may not be requested on a day upon which a drawing is to be made in accordance with sub-clause (a) above.

(d)  Confirmations
     -------------

     All payment and delivery instructions must be confirmed in writing to the Branch at the earliest opportunity.

(e)  Bank's Undertaking
     ------------------

     If the BMR is at any time equal to or more than the aggregate of 1% and the Bank's Base Rate current from time to time the BMRF may be repaid in full in accordance with sub-clause (c) above under advice to the Bank on the telephone number detailed above, before 11:30am on the day of repayment.

(f)  Indemnity
     ---------

     The Borrower specifically releases and indemnifies the Bank from and against the consequences of the Bank's failure and/or the failure of any other person to receive any telex or telephone message in a form in which it was despatched and from and against the consequences of any delay that may occur during the course of the transmission of any such message.